Exhibit 99.8

SOUTHERN MISSOURI BANCORP, INC

2024 OMNIBUS INCENTIVE PLAN

STOCK APPRECIATION RIGHT AWARD AGREEMENT

SAR No. _______________Grant Date: _______________

This Stock Appreciation Right Award (“SAR”) is granted by Southern Missouri Bancorp, Inc. (“Company”) to [Name] (“SAR Holder”) in accordance with the terms of this Stock Appreciation Right Award Agreement (“Agreement”) and subject to the provisions of the Southern Missouri Bancorp, Inc. 2024 Omnibus Incentive Plan, as amended from time to time (“Plan”).  The Plan is incorporated herein by reference.

1.	SAR Award. The Company grants to SAR Holder SARs to purchase [Number] Shares at an Exercise Price of $[Number] per Share. Each SAR gives the SAR Holder a right to receive a payment in Shares with an aggregate Fair Market Value on the exercise date equal to the amount by which the Fair Market Value of a Share on the exercise date exceeds the Exercise Price of the SAR. No fractional shares or cash in lieu of fractional shares shall be issued. These SARs are subject to forfeiture and to limits on transferability until they vest, as provided in Sections 5 and 6 of this Agreement and in Article 7 of the Plan.
2.	Vesting Dates: The SARs shall vest as follows, subject to earlier vesting in the event of a termination of Service as provided in Section 6:

SARs for
Vesting Date Number of Shares Vesting

[Over at least 5 years beginning one year from the Grant Date.]	[20% or less in each annual installment]

3.	Exercise: The SAR Holder (or in the case of the death of the SAR Holder, the designated legal representative or heir of the SAR Holder) may exercise the SARs during the Exercise Period by giving written notice to the Lorna Brannum, the Assistant Secretary of the Company in the form required by the Committee (“Exercise Notice”). The Exercise Notice must specify the number of Shares to be purchased. The exercise date is the date the Exercise Notice is received by the Company. The Exercise Period commences on the Vesting Date and expires at 5:00 p.m., Poplar Bluff, Missouri time, on the date 10 years after the Grant Date, subject to earlier expiration in the event of a termination of Service as provided in Section 6. Any SARs not exercised as of the close of business on the last day of the Exercise Period shall be canceled without consideration at that time.

4.	Related Awards: These SARs [are not related to any other Award under the Plan.] or [are related to stock options granted on the Grant Date and designated ISO or NQSO Nos. ___. To the extent any of the related stock options are exercised, the SARs shall terminate with respect to the same number of Shares.]
5.	Transferability. The SAR Holder may not sell, assign, transfer, pledge or otherwise encumber any SARs, except in the event of the SAR Holder’s death, by will or by the laws of descent and distribution or pursuant to a Qualified Domestic Relations Order. The Committee, in its sole and absolute discretion, may allow the SAR Holder to transfer one or more SARs to the SAR Holder’s Family Members, as provided in the Plan.
6.	Termination of Service. If the SAR Holder terminates Service for any reason other than in connection with a Change in Control or the death or Disability of the SAR Holder, any SARs that have not vested as of the date of that termination shall be forfeited to the Company, and the Exercise Period shall expire three months after that termination of Service, except in the case of a Termination for Cause, when it shall expire immediately. If the SAR Holder’s Service terminates on account of the SAR Holder’s death or Disability, the Vesting Date for all SARs that have not vested or been forfeited shall be accelerated to the date of that termination of Service, and the Exercise Period shall expire one year after that termination of Service.
7.	Effect of Change in Control. Upon a Change in Control, the Vesting Date for all SARs that have not vested or been forfeited shall be accelerated to the date of the earliest event constituting a Change in Control. [May be modified at Committee’s election for 280G planning purposes for executive officers or directors holding 1% or more of the Company’s outstanding stock.]
8.	SAR Holder’s Rights. The SARs awarded hereby do not entitle the SAR Holder to any rights of a shareholder of the Company.
9.	Delivery of Shares to SAR Holder. Promptly after receipt of an Exercise Notice, the Company shall issue and deliver to the SAR Holder (or other person validly exercising the SAR) a certificate or certificates representing the Shares of Common Stock being purchased, registered in the name of the SAR Holder (or such other person), or, upon request, in the name of the SAR Holder (or such other person) and in the name of another person in such form of joint ownership as requested by the SAR Holder (or such other person) pursuant to applicable state law. The Company’s obligation to deliver a stock certificate for Shares purchased in the exercise of an SAR can be conditioned upon the receipt of a representation of investment intent from the SAR Holder (or the SAR Holder’s Beneficiary) in such form as the Committee requires. The Company shall not be required to deliver stock certificates for Shares purchased prior to: (a) the listing of those Shares on the Nasdaq; or (b) the completion of any registration or qualification of those Shares required under applicable law.

10.	Adjustments in Shares. In the event of any recapitalization, stock split, reorganization, merger, consolidation, spin-off, combination, exchange of securities, stock dividend, special or recurring dividend or distribution, liquidation, dissolution or other similar corporate transaction or event, the Committee, in its sole discretion, may adjust the number of Shares or class of securities of the Company covered by the SARs or the Exercise Price of the SARs. The SAR Holder agrees to execute any documents required by the Committee in connection with an adjustment under this Section 10.
11.	Tax Withholding. The Company shall retain or sell without notice, a sufficient number of Shares to cover the minimum amount of any tax that the Company is required to withhold. The Company shall have the right to deduct from all dividends paid with respect to the Shares the amount of any taxes that the Company is required to withhold with respect to such dividend payments.
12.	Plan and Committee Decisions are Controlling. This Agreement, the award of SARs to the SAR Holder and the issuance of Shares upon the exercise of the SARs are subject in all respects to the provisions of the Plan, which are controlling. Capitalized terms herein not defined in this Agreement shall have the meaning ascribed to them in the Plan. All decisions, determinations and interpretations by Committee respecting the Plan, this Agreement, the award of SARs or the issuance of Shares upon the exercise of the SARs shall be binding and conclusive upon the SAR Holder, any Beneficiary of the SAR Holder or the legal representative thereof.
13.	SAR Holder’s Employment. Nothing in this Agreement shall limit the right of the Company or any of its Affiliates to terminate the SAR Holder’s service or employment as a director, officer or employee, or otherwise impose upon the Company or any of its Affiliates any obligation to employ or accept the services or employment of the SAR Holder.
14.	Tax Status. The SARs are intended to comply with the provisions of Internal Revenue Service Notice 2005-1 for an exemption from Section 409A of the Code.
15.	Non-Disclosure of Confidential Information and Non-Solicitation. Information concerning any customer of the Company (including its Subsidiaries and affiliates, “Southern Missouri”) or the business matters of Southern Missouri, to the extent learned or obtained as a result of employment or service with Southern Missouri and which has not been disclosed to the public, is privileged, private and confidential (“Confidential Information”). The Grantee agrees to protect all Confidential Information and not disclose it to any unauthorized persons, either during or after employment or service. Furthermore, the Grantee understands that any password and/or security code issued to allow access to designated areas of Southern Missouri, including any computer system(s), is also to be treated as Confidential Information and must not be disclosed to any unauthorized persons, either during or after employment or service. The Grantee understands that disregard of this Agreement would damage Southern Missouri, may result in disciplinary action up to and including termination of employment or service, and may also be a violation of state and/or federal law or regulation.

If the Grantee is requested or required (including but not limited to by oral questions, interrogatories, requests for information or documents in connection with a legal proceeding, subpoena, civil investigative demand or other similar process) to disclose any Confidential Information, the Grantee shall provide the Company with prompt written notice of any such request or requirement so that the Company and/or a Subsidiary of the Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 15. If, in the absence of a protective order or other remedy or the receipt of a waiver from the Company, the Grantee is nonetheless legally compelled to disclose Confidential Information to any tribunal or else stand liable for contempt or suffer other censure or penalty, the Grantee may, without liability hereunder, disclose to such tribunal only that portion of the Confidential Information which is legally required to be disclosed, provided that the Grantee exercises best efforts to preserve the confidentiality of the Confidential Information, including without limitation by cooperating with the Company and/or a Subsidiary of the Company to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information by such tribunal. Notwithstanding anything to the contrary herein, the parties hereto agree that nothing contained in this Agreement limits the Grantee’s ability to report information to or file a charge or complaint with the Equal Employment Opportunity Commission, the Securities and Exchange Commission, the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System or any other federal, state or local governmental agency or commission that has jurisdiction over the Company or any Subsidiary of the Company (the “Government Agencies”). The Grantee further understands that this Agreement does not limit the Grantee’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company and/or any Subsidiary of the Company. This Agreement does not limit the Grantee’s right to receive an award for information provided to any Government Agencies. In addition, pursuant to the Defend Trade Secrets Act of 2016, the Grantee understands that an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.  Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer's trade secrets to the attorney of the individual and use the trade secret information in the court proceeding if the individual (y) files any document containing the trade secret under seal; and (z) does not disclose the trade secret, except pursuant to court order.

The Grantee agrees that, upon leaving employment or service with Southern Missouri, for whatever reason, whether voluntary or involuntary, the Grantee will not keep or take any Confidential Information. The Grantee also agrees that, for a period of ___ (_) years from the date of such termination of employment or service, the Grantee will not solicit or service, either directly or indirectly, any Southern Missouri customer where information about the customer was obtained through employment or service with Southern Missouri.  The Grantee further agrees that, for a period of __ (_) year from the date of such termination of employment or service, the Grantee will not solicit, recruit, hire or otherwise interfere with the employment of any employee of Southern Missouri.

Should the Grantee breach this Agreement either during or after employment or service, the Company shall be entitled to obtain injunctive relief, and also to recover from the Grantee any damages caused by such breach, and all costs associated with enforcement of this Agreement, including, but not limited to, reasonable attorneys’ fees and expenses.]

16.	Amendment. The Committee may waive any conditions of or rights of the Company or modify or amend the terms of this Agreement; provided, however, that the Committee may not amend, alter, suspend, discontinue or terminate any provision of this Agreement if such action may adversely affect the SAR Holder without the SAR Holder’s written consent. To the extent permitted by applicable laws and regulations, the Committee shall have the authority, in its sole discretion, to accelerate the vesting of the Shares or remove any other restrictions imposed on the SAR Holder with respect to the Shares, whenever the Committee may determine that such action is appropriate by reason of any unusual or nonrecurring events affecting the Company, any Affiliate or their financial statements or any changes in applicable laws, regulations or accounting principles.

17.	SAR Holder Acceptance. The SAR Holder shall signify acceptance of the terms and conditions of this Agreement and acknowledge receipt of a copy of the Plan by signing in the space provided below and returning the signed copy to the Company.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

Southern Missouri Bancorp, Inc.

By ________________________________

Its  ________________________________

ACCEPTED BY SAR HOLDER

___________________________________

(Signature)

___________________________________

(Print Name)

___________________________________

(Street Address)

___________________________________

(City, State & Zip Code)

Beneficiary Designation:

The SAR Holder designates the following Beneficiary to receive the Shares upon SAR Holder’s death:

________________________________________________________________________